Exhibit 99.1

News Release

Worldwide Communications:

Media Relations Office: 847.700.5538

Evenings/Weekends: 847.700.4088

UAL CORPORATION REPORTS IMPROVED

FIRST QUARTER RESULTS

CHICAGO, April 25, 2007 – UAL Corporation (NASDAQ: UAUA), the holding company whose primary subsidiary is United Airlines, today reported financial results for the first quarter ended March 31, 2007.

•	UAL reported a net loss of $152 million. UAL’s pre-tax loss of $236 million was an improvement of $70 million year-over-year, excluding reorganization items.

•

UAL continued its strong cost performance, with first quarter mainline CASM decreasing by 4.3 percent from the first quarter of 2006. Excluding fuel, profit sharing programs and special items, mainline CASM decreased by 3.3 percent from the first quarter of 2006.

•	Operating cash flow increased by 38 percent from the first quarter of 2006 to approximately $626 million.

•

The company’s cash and short-term investments balance at March 31, 2007 was $4.2 billion, including $856 million of restricted cash after reducing on and off balance sheet debt by $1.4 billion in the first quarter of 2007.

•

Implementing a deferred revenue accounting policy for Mileage Plus resulted in lower passenger revenue. If the company had continued to account for Mileage Plus under the old incremental cost method, first quarter passenger revenue is estimated to have been $107 million higher.

•	Basic and diluted loss per share was $1.32 with weighted average shares outstanding of 117 million.

Effective Cost Control Offsets Lower Total Revenue

Pre-tax results improved in the seasonally weak quarter and the company continued to generate strong operating cash flow. The company improved its first quarter results by achieving its cost control targets and generating ticket revenue growth. Ticket revenue growth was offset by the effects of the deferred revenue accounting policy for the Mileage Plus program.

“We continue to generate significant cash flow by tightly controlling costs and improving ticket revenue growth in a seasonally weaker quarter, at the same time investing strategically in the customer and the enterprise,” said Glenn Tilton, United’s president, chairman and CEO. “We are focused on our performance agenda, improving our product, our processes and, most importantly, our relationship with our customers.”

Year-over-year comparisons between the financial statements of the old and reorganized UAL entities continue to be affected by fresh-start and exit related items, including the effects of deferred revenue accounting for the Mileage Plus program. Because the one-year anniversary of the company’s exit from reorganization occurred on February 1st, year-over-year results will become more comparable beginning in the second quarter of 2007.

Despite a 0.6 percent increase in consolidated capacity and a 1.4 percent increase in consolidated revenue passenger miles from the first quarter of 2006, total operating expense excluding special items declined year-over-year by $149 million, or 3.2 percent.

Operating earnings were improved by $22 million from special items resulting from the reduction in the estimated liability with respect to litigation related to United’s leaseholds at San Francisco and Los Angeles International Airports. In addition, the company also recorded $34 million of charges to interest expense: $23 million to expense certain deferred debt issuance and financing costs when the exit facility was prepaid and refinanced as well as a charge of $11 million related to the final accounting for the associated interest rate swap which was terminated in February.

Year-over-year revenue results in the quarter were lower due to several factors. Passenger revenue results were affected by the change to deferred revenue accounting for the Mileage Plus program. Absent the Mileage Plus accounting effect, the company estimates that first quarter passenger revenue would have been $107 million higher than reported. Other revenue declined year-over-year due to the company’s decision to exit low-margin third-party aircraft maintenance work and lower fuel sales to third-parties by United Aviation Fuels Corp (UAFC). This resulted in lower Other Operating Revenue and lower Cost of Third Party Sales and had a negligible effect on earnings.

United reduced its first quarter loss year-over-year. Mainline unit earnings, which is mainline revenue per available seat mile (RASM) minus mainline operating cost per available seat mile (CASM), was a loss of 0.22 cents, 46 percent better than a loss of 0.41 cents a year ago. Mainline unit earnings excluding fuel and special items increased 2.2 percent to 2.73 cents from 2.67 cents.

Results from the company’s regional affiliate operations were relatively flat year-over-year. On a 5.2 percent increase in capacity, revenue from regional affiliates increased by $6 million or 0.9 percent, while regional affiliates’ expense decreased by $4 million or 0.6 percent over the year-ago quarter.

The company recorded an income tax benefit in the first quarter of 2007 of $84 million associated with the quarter’s pre-tax loss. The effective tax rate for the quarter was 36 percent. Because of its Net Operating Loss carry-forwards and excess tax deductions, the company expects to pay minimal cash taxes in 2007.

Strong Cash Generation Facilitates Early Pay Down of Exit Loan

The company generated positive operating cash flow of $626 million, approximately $170 million higher than the comparable period in 2006. During the quarter, the company used cash to pay down $986 million of its original $3 billion exit facility and refinanced the remaining $2 billion. The transaction resulted in reducing net interest costs by $70 million per year, less restrictive covenants and released approximately $2.5 billion of collateral. The company reduced its outstanding debt by an additional $331 million through payments of other scheduled debt maturities. Total on and off balance sheet debt reduction in the quarter was $1.4 billion.

The company ended the quarter with a total cash and short-term investments balance of $4.2 billion, including a restricted cash balance of $856 million.

“United’s fundamentals, demonstrated by good cost control and significant cash generation, continue to be strong and position us well relative to peers,” said Jake Brace, executive vice president and Chief Financial Officer. “We have paid down debt and maintained a solid cash balance during a seasonally weak quarter, and we continue to identify opportunities to reduce our costs.”

Revenue Improves During Quarter; Reported Revenue Reflects Mileage Plus Accounting Change

Total revenues for the first quarter declined from the first quarter of 2006 by 2.1 percent, or $92 million, to $4.4 billion. In addition to the $81 million reduction driven by lower UAFC sales, other operating and cargo revenues declined as United reduced low-margin third-party maintenance work, experienced declining Pacific cargo yield, and stopped carrying US domestic mail at the end of the second quarter of 2006. The company recently announced it had agreed to terms with the U.S. Postal Service for a new contract to begin carrying domestic mail on April 28, which is expected to generate up to $400 million in revenue over the four and a half year contract period.

Total mainline passenger revenue was essentially flat in the first quarter compared to the first quarter of 2006 primarily due to lower period-to-period Mileage Plus revenue recognition. The negative effect of the change to a deferred revenue method for the company’s frequent flyer accounting depressed first quarter revenue by $107 million. Mileage Plus revenue was $94 million worse year-over-year.

United now applies the same deferred revenue accounting, previously used for miles sold to third parties, to also account for miles earned for flight activity. While it is a preferable revenue recognition method, the new deferred revenue method also leads to greater revenue volatility, increases revenue seasonality, and lowers the amount of passenger revenue recognized in the current period.

Consolidated passenger revenue per available seat mile (PRASM) declined by 0.3 percent, while mainline PRASM was unchanged. Adjusted for Mileage Plus effects, consolidated and mainline PRASM increased by 1.9 percent and 2.3 percent respectively over the year-ago period. PRASM results for the quarter were driven by strong international performance compensating for weaker domestic performance.

Mainline RASM decreased by 2.7 percent, and mainline RASM excluding UAFC and adjusting for the change to Mileage Plus accounting increased by 1.4 percent from the comparable quarter in 2006 (Note 9). The company believes that measures of mainline PRASM and RASM adjusted for these items are useful to investors in understanding year-over-year performance.

Comparison of 2007 First Quarter Geographic Passenger Revenue

Versus 2006 First Quarter

Geographic Area[2]	1Q 2007 Passenger Revenue (millions)	Passenger Revenues % Increase/ (Decrease)	PRASM % Increase/ (Decrease)	ASM[1] % Increase/ (Decrease)
North America	$1,985	(4.1%)	(4.1%)	0.0%
Pacific	$689	4.9%	4.1%	0.8%
Atlantic	$454	15.9%	9.6%	5.8%
Latin America	$136	(1.0%)	16.1%	(14.9%)

Total Mainline	$3,264	0.2%	0.1%	0.1%

Regional Affiliates[2]	$675	0.9%	(4.2)%	5.2%

Total Consolidated	$3,939	0.4%	(0.3)%	0.6%

Adjusted Consolidated[3]	$4,046	2.6%	1.9%

[1]	ASM (available seat miles)
[2]	Mileage Plus accounting impacts all mainline geographic regions and the regional affiliate segment.
[3]	Consolidated PRASM adjusted for Mileage Plus effects (See Footnote 9(b)).

As in the last quarter, this quarter’s operations and performance were adversely affected by severe winter storms. The company estimates that cancellations due to these weather-related issues resulted in a mainline capacity reduction of 0.6 percent, and consolidated capacity reduction of 0.7 percent. In addition, the company estimates that passenger revenues were reduced by approximately $32 million due to these storms.

Regional affiliate PRASM was down 4.2 percent compared to last year, with 5.2 percent capacity growth, on a 0.2 point increase in load factor and a 4.3 percent decline in yield compared to the first quarter of 2006.

“We improved our performance through the quarter and finished one of our traditionally weak periods on a good note with strong international results offsetting relative softness in the domestic market,” said John Tague, executive vice president and Chief Revenue Officer.

Strong Control of Operating Expenses

Mainline CASM decreased by 4.3 percent from the year-ago quarter to 10.93 cents. Excluding fuel, profit sharing programs and special operating items, mainline CASM was 7.74 cents, a decrease of 3.3 percent compared with the first quarter of 2006.

	First Quarter Increase / (Decrease)
	Mainline			Consolidated
	2007	2006	% Chg.	2007	2006	% Chg.
CASM (cents)	10.93	11.42	(4.3)	11.61	12.13	(4.3)
CASM excluding fuel and special items (cents)	7.91	8.03	(1.5)	8.39	8.55	(1.9)
CASM excluding fuel, profit sharing programs, and special items (cents)	7.74	8.00	(3.3)	8.24	8.53	(3.4)

The company continues to focus on implementing continuous improvement programs to improve the passenger experience, control costs, and mitigate inflationary pressures. The company is on-track to achieve the additional $265 million of cost savings in 2007 to fulfill the $400 million cost program announced in the second quarter of 2006.

The company has entered into various fuel hedging positions as economic hedges. The company recorded a net loss of $3 million on hedge contracts settling in the first quarter. The company also recognized an unrealized mark-to-market gain of $24 million related to hedge positions in place at the end of the first quarter which will settle in future quarters. These costs were recorded in the first quarter’s mainline aircraft fuel expense.

Improving Productivity and Operating Performance

The first quarter’s severe winter storms affected the company’s performance in the Department of Transportation (DOT) operational statistics. Nevertheless, the company ranked third in DOT on-time arrival statistics in January and February, the latest results available, among the six major U.S. network carriers. The company continues to focus on improving its efficiency and expects these metrics to continue to improve.

Productivity continued to increase in the first quarter. Employee productivity (available seat miles divided by employee equivalents) improved 4.4 percent for the quarter compared to the same period in 2006, driven by average full-time equivalent employees decreasing by 3.9 percent. Aircraft productivity, as measured by fleet utilization, improved 0.8 percent over the first quarter of 2006 to an average of approximately 11 hours per day.

“Our operational performance was challenged in the quarter by severe weather and systemic air traffic control issues, and we are improving our processes to ensure that we are minimizing the impact to our customers, even when the delay is outside of our control,” said Pete McDonald, executive vice president and Chief Operating Officer. “Our continuous improvement efforts are working—and we appreciate the great work our employees are doing to improve productivity and meet customers’ needs. We continue to turn planes quickly, improving our on-time ranking while increasing our aircraft utilization to provide more flights without purchasing additional aircraft.”

Business Highlights

•

United Airlines implemented a refreshed united.com web site, providing customers with more powerful booking tools, intuitive navigation and a clean, new look. The new site provides customers with more flight-search capabilities that include shopping by schedule, price or flexible dates, as well as the ability to select and change seat assignments. For Mileage Plus® members, united.com offers the ability to access past travel itineraries and easily see alternative dates for award tickets should their first choice be unavailable.

•

The Open Skies agreement approved by the European Union allows the company to serve any point in Europe beginning April 2008. United has applied to complete its antitrust immunity with its Star Alliance partner bmi. The US Department of Transportation granted United and bmi immunity in 2002 but suspended its application pending entry into force of open skies.

•

United introduced the first-ever nonstop, capital-to-capital service between Washington, D.C., and Beijing on March 28. United also began daily non-stop service between Washington, D.C. and Rome on April 1.

•	In the first quarter, the company implemented a number of customer experience improvement initiatives.
–	The company has fully implemented its premium boarding process in San Francisco and has begun a similar implementation at Washington Dulles and O’Hare.
–	With their 2007 membership kits, Global Service members now have a single point of contact for reservations, problem resolution and service requests.
–	The company has changed its customer feedback process from paper forms collected from a sample of flights to a web-based questionnaire that takes less than 5 minutes to complete and is available to every customer. The new survey process has resulted in more timely and actionable information.

Fresh Start Reporting

Upon emergence from its Chapter 11 reorganization in February 2006, the company adopted fresh-start reporting in accordance with SOP 90-7. The company’s emergence resulted in a new reporting entity with no retained earnings or accumulated deficit as of February 1, 2006. Accordingly, the company’s financial information shown for periods prior to February 1, 2006 is not comparable to consolidated financial statements presented on or after that date. For further discussion on fresh-start reporting, please refer to the company’s 2006 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

To offer additional information for investors, the company has identified certain items consisting only of major non-cash fresh-start reporting and exit-related credits and charges (Note 10). While it is not practical for the company to present information for all items that are not comparable in the pre- and post-exit periods, the company believes that the items identified in Note 10 are the material non-cash fresh-start reporting and exit-related items and that such information is useful to investors in understanding year-over-year performance. These fresh-start and exit-related items were discussed in the company’s Form 8-K filed with the Securities and Exchange Commission on May 8, 2006 and in the company’s 2006 10-K.

Outlook

The company currently expects second quarter and full-year 2007 capacity to be:

Capacity (ASMs)	Second Quarter 2007	Full Year 2007
Mainline	-0.5 to 0.0 percent	+0.0 to 1.0 percent
Regional Affiliates	+7.5 to 8.5 percent	+3.5 to 4.5 percent
Consolidated	+0.5 to 1.0 percent	+0.0 to 1.0 percent

Including the effects of cost savings initiatives previously announced, the company estimates that mainline CASM excluding fuel, severance and special items will increase by 1.5 percent to 2.0 percent for the second quarter of 2007 and for the full year 2007 will increase by 1.0 to 2.0 percent.

As of April 24, 2007, United had hedged 23 percent of forecasted fuel consumption for the second quarter of 2007, predominantly through crude oil three-way options with upside protection on a weighted average basis beginning from $59 per barrel and capped at $69 per barrel. Payment obligations on a weighted average basis begin if crude drops below $55 per barrel.

The company expects mainline jet fuel price per gallon, including the impact of hedges, to average $2.12 per gallon in the second quarter of 2007.

Note 9 to the attached Statements of Consolidated Operations provides a reconciliation of net income or loss reported under GAAP to net income or loss excluding reorganization items for all periods presented, as well as a reconciliation of other non-GAAP financial measures, including special items.

About United

United Airlines (NASDAQ: UAUA) operates more than 3,600* flights a day on United, United Express and Ted to more than 210 U.S. domestic and international destinations from its hubs in Chicago, Denver, Los Angeles, San Francisco and Washington, D.C. With key flight operations in the Asia-Pacific region, Europe, the Middle East, and Latin America, United is one of the largest international carriers based in the United States. United is also a founding member of Star Alliance, which provides connections for our customers to 841 destinations in 157 countries worldwide. United’s 55,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.

* Based on the flight schedule between January 1, 2007 and Dec. 31, 2007

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the company’s current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to the operations and business environment of the company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the company’s ability to comply with the terms of its credit facility; the costs and availability of financing; the company’s ability to execute its business plan; the company’s ability to attract, motivate and/or retain key employees; the company’s ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and refining capacity in relevant markets); the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of jet fuel; our ability to cost-effectively hedge against increases in the price of jet fuel; the costs associated with security measures and practices; labor costs; competitive pressures on pricing and on demand; capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions; the ability of the company to maintain satisfactory labor relations and our ability to avoid any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL’s reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized. The company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

# # #

UAL CORPORATION AND SUBSIDIARY COMPANIES

SUCCESSOR AND PREDECESSOR COMPANY

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(In millions, except per share amounts)

	Successor	(Note 2)	Successor	Predecessor
(In accordance with GAAP)	Three Months Ended March 31, 2007	Combined Periods Ended March 31, 2006	Period from February 1 to March 31, 2006	Period from January 1 to January 31, 2006	% Increase/ (Decrease)
Operating revenues:
Passenger—United Airlines	$3,264	$3,256	$2,182	$1,074	0.2
Passenger—Regional Affiliates	675	669	465	204	0.9
Cargo	168	180	124	56	(6.7)
Other operating revenues	266	360	236	124	(26.1)

	4,373	4,465	3,007	1,458	(2.1)

Operating expenses:
Salaries and related costs	1,068	1,084	726	358	(1.5)
Aircraft fuel	1,041	1,067	705	362	(2.4)
Regional affiliates (a)	692	696	468	228	(0.6)
Purchased services	301	304	206	98	(1.0)
Aircraft maintenance materials and outside repairs	281	259	179	80	8.5
Landing fees and other rent	238	220	145	75	8.2
Depreciation and amortization	220	216	148	68	1.9
Distribution expenses (Note 4)	188	201	141	60	(6.5)
Aircraft rent	100	105	75	30	(4.8)
Cost of third party sales	93	193	128	65	(51.8)
Special operating items	(22)	—	—	—	—
Other operating expenses	265	291	205	86	(8.9)

	4,465	4,636	3,126	1,510	(3.7)

Loss from operations	(92)	(171)	(119)	(52)	(46.2)

Other income (expense):
Interest expense	(206)	(183)	(141)	(42)	12.6
Interest income	58	34	28	6	70.6
Interest capitalized	5	3	3	—	66.7
Miscellaneous, net	(2)	6	6	—	—

	(145)	(140)	(104)	(36)	3.6
Loss before reorganization items, income taxes and equity in earnings of affiliates	(237)	(311)	(223)	(88)	(23.8)
Reorganization items, net (Note 5)	—	22,934	—	22,934	—

Earnings (loss) before income taxes and equity in earnings of affiliates	(237)	22,623	(223)	22,846	—
Income tax benefit	(84)	—	—	—	—

Earnings (loss) before equity in earnings of affiliates	(153)	22,623	(223)	22,846	—
Equity in earnings of affiliates, net of tax	1	5	—	5	(80.0)

Net income (loss)	$(152)	$22,628	$(223)	$22,851	—

Earnings (loss) per share, basic and diluted	$(1.32)		$(1.95)	$196.61

Weighted average shares, basic and diluted	117.0		115.1	116.2

See accompanying notes.

(a)	Regional affiliates expense includes regional aircraft rent expense. See Note 3 for more information.

CONSOLIDATED NOTES (UNAUDITED)

(1)	UAL Corporation ("UAL" or the "Company") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United"). On December 9, 2002, UAL, United and twenty-six direct and indirect wholly-owned subsidiaries filed Chapter 11 petitions for relief in the U.S. Bankruptcy Court for the Northern District of Illinois. On February 1, 2006, the Company emerged from Chapter 11.

(2)	In connection with its emergence from Chapter 11 bankruptcy protection, the Company implemented fresh-start reporting in accordance with American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." As a result of the application of fresh-start reporting, the financial statements prior to February 1, 2006 are not comparable with the financial statements after February 1, 2006. However, the successor period for the quarter ended March 31, 2007 has been compared to the combined Successor and Predecessor periods for the quarter ended March 31, 2006. The Company believes that these comparisons provide management and investors a useful perspective of the Company’s on-going financial and operational performance and trends. References to “Successor Company” refer to UAL on or after February 1, 2006, after giving effect to the application of fresh-start reporting. References to “Predecessor Company” refer to UAL prior to February 1, 2006.

(3)	United has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express. Under these agreements, United pays the regional carriers contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rents of $107 million and $114 million for the three months ended March 31, 2007 and 2006, respectively, and are included in regional affiliate expense in our Statements of Consolidated Operations.

(4)	Distribution expenses include commissions, global distribution systems ("GDS") and credit card transaction fees. Prior period information has been reclassified to conform to the current period presentation. GDS and credit card transaction fees were previously classified as components of Purchased services in the Company's 2006 financial statements.

(5)	The net reorganization income of $22.9 billion recorded by the Predecessor Company in January 2006 consists of the following largely non-cash reorganization items: income of $24.6 billion from discharged claims and liabilities and $2.1 billion from the fair valuation of assets and liabilities, partially offset by charges of $2.4 billion related to the fair valuation of the Mileage Plus frequent flyer obligation, $0.9 billion from employee-related charges, $0.4 billion from contract rejection charges and $0.1 billion from various other non-cash charges.

(6)	Included in UAL's operating losses are the results of United's wholly-owned subsidiary United Aviation Fuels Corporation ("UAFC").

	Successor		Successor	Predecessor
UAFC (In millions)	Three Months Ended March 31, 2007	Combined Periods Ended March 31, 2006	Period from February 1 to March 31, 2006	Period from January 1 to January 31, 2006	% Change
Other operating revenues	$25	$106	$74	$32	(76.4)
Cost of third party sales	23	105	72	33	(78.1)

Income (loss) from operations	$2	$1	$2	$(1)	100.0

(7)	UAL's results of operations include aircraft fuel expense for both United mainline jet operations and regional affiliates. Aircraft fuel expense incurred as a result of the Company's regional affiliates' operations is reflected in Regional affiliates operating expense. In accordance with UAL's agreement with its regional affiliates, these costs are incurred by the Company.

	Year-Over-Year Impact of Fuel Expense United Mainline and Regional Affiliate Operations
	Successor		Successor	Predecessor
(In millions, except per gallon)	Three Months Ended March 31, 2007	Combined Periods Ended March 31, 2006	Period from February 1 to March 31, 2006	Period from January 1 to January 31, 2006	% Change
Mainline fuel expense	$1,041	$1,067	$705	$362	(2.4)
Regional affiliates fuel expense	194	195	133	62	(0.5)

United system fuel expense	$1,235	$1,262	$838	$424	(2.1)

Mainline fuel consumption (gallons)	551	548	363	185	0.5
Mainline average jet fuel price per gallon (in cents)	188.9	194.6	194.1	195.6	(2.9)
Regional affiliates fuel consumption (gallons)	92	92	62	30	—
Regional affiliates average jet fuel price per gallon (in cents)	209.9	213.5	217.7	205.1	(1.7)

CONSOLIDATED NOTES (UNAUDITED)

(8)	The tables below set forth certain operating statistics by geographic region and the Company's mainline, regional affiliates and consolidated operations:

(% change from prior year)

Three months ended March 31, 2007	North America	Pacific	Atlantic	Latin	Mainline	Regional Affiliates	Consolidated
Passenger revenues	(4.1)	4.9	15.9	(1.0)	0.2	0.9	0.4
ASM	—	0.8	5.8	(14.9)	0.1	5.2	0.6
RPM	0.7	1.1	7.3	(11.4)	1.0	5.4	1.4
PRASM	(4.1)	4.1	9.6	16.1	0.1	(4.2)	(0.3)
Yield [a]	(4.7)	3.9	8.7	10.0	(0.7)	(4.3)	(1.0)
Load factor (points)	0.6	0.3	1.2	3.1	0.7	0.2	0.6

[a]	Yields for geographic regions exclude charter revenue, industry reduced fares, passenger charges and related revenue passenger miles.

(9)	Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company's consolidated financial statements for the periods prior to its exit from bankruptcy are not comparable to the statements presented after exit. Further, the Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. The Company also believes that adjusting for special items is useful to investors because they are non-recurring items not indicative of the Company's on-going performance, and adjusting for profit sharing cost is used to measure the Company's controllable costs as profit sharing cost is subject to the plan agreement, which doubled the percentage of pre-tax income to be paid out in 2007, and the cost also fluctuates significantly with actual and projected earnings.

The Mileage Plus adjustment in both periods is the additional amount of revenue that the Company estimates would have been recognized had we continued to apply the incremental cost method of accounting after exiting bankruptcy. The Company utilizes this adjustment for comparison of its performance to its peers, as currently most of our peers still apply this method of accounting.

The tables below set forth the reconciliation of non-GAAP financial measures for certain operating statistics that are used in determining key indicators such as adjusted passenger revenue per revenue passenger mile ("Yield"), operating revenue per available seat mile ("RASM"), operating margin, net income (loss) and operating expense per available seat mile ("CASM").

		Successor
		Three Months Ended March 31, 2007	Combined Periods Ended March 31, 2006	% Change
[a]	Yield (In millions)
	Mainline
	Passenger—United Airlines	$3,264	$3,256	0.2
	Less: industry reduced fares and passenger charges	(10)	(11)	(9.1)

	Mainline adjusted passenger revenue	$3,254	$3,245	0.3

	Mainline revenue passenger miles	27,729	27,462	1.0
	Adjusted mainline yield (in cents)	11.74	11.82	(0.7)

	Mainline excluding industry reduced fares and passenger charges	$3,254	$3,245	0.3
	Add: Mileage Plus adjustment	90	17	429.4

	Mainline adjusted passenger revenue	$3,344	$3,262	2.5

	Adjusted mainline yield (in cents)	12.06	11.88	1.5

	Consolidated
	Consolidated passenger revenue	$3,939	$3,925	0.4
	Less: industry reduced fares and passenger charges	(10)	(11)	(9.1)

	Consolidated adjusted passenger revenue	$3,929	$3,914	0.4

	Consolidated revenue passenger miles	30,706	30,286	1.4
	Adjusted consolidated yield (in cents)	12.80	12.93	(1.0)

	Consolidated excluding industry reduced fares and passenger charges	$3,929	$3,914	0.4
	Add: Mileage Plus adjustment	107	20	435.0

	Consolidated adjusted passenger revenue	$4,036	$3,934	2.6

	Adjusted consolidated yield (in cents)	13.14	12.99	1.2

[b]	PRASM (In millions)
	Mainline
	Passenger—United Airlines	$3,264	$3,256	0.2
	Add: Mileage Plus adjustment	90	17	429.4

	Mainline adjusted passenger revenue	$3,354	$3,273	2.5

	Mainline available seat miles	34,535	34,488	0.1
	Adjusted mainline PRASM	9.71	9.49	2.3

CONSOLIDATED NOTES (UNAUDITED)

		Successor
		Three Months Ended March 31, 2007	Combined Periods Ended March 31, 2006	% Change
	Regional Affiliates
	Passenger—Regional Affiliates	$675	$669	0.9
	Add: Mileage Plus adjustment	17	3	466.7

	Regional affiliates adjusted passenger revenue	$692	$672	3.0

	Regional affiliates available seat miles	3,929	3,734	5.2
	Adjusted regional affiliate PRASM	17.61	18.00	(2.2)

	Consolidated
	Consolidated passenger revenues	$3,939	$3,925	0.4
	Add: Mileage Plus adjustment	107	20	435.0

	Adjusted consolidated passenger revenues	$4,046	$3,945	2.6

	Consolidated available seat miles	38,464	38,222	0.6
	Adjusted consolidated PRASM (in cents)	10.52	10.32	1.9

[c]	RASM (In millions)
	Mainline
	Consolidated operating revenues	$4,373	$4,465	(2.1)
	Less: Passenger—Regional Affiliates	(675)	(669)	0.9

	Mainline operating revenues	$3,698	$3,796	(2.6)

	Mainline available seat miles	34,535	34,488	0.1
	Mainline RASM (in cents)	10.71	11.01	(2.7)

	Mainline operating revenues	$3,698	$3,796	(2.6)
	Less: UAFC (i)	(25)	(106)	(76.4)

	Adjusted mainline operating revenues	$3,673	$3,690	(0.5)

	Adjusted mainline RASM (in cents)	10.64	10.70	(0.6)

	Adjusted mainline operating revenues	$3,673	$3,690	(0.5)
	Add: Mileage Plus adjustment	90	17	429.4

	Adjusted mainline operating revenues	$3,763	3,707	1.5

	Adjusted mainline RASM (in cents)	10.90	10.75	1.4

	Consolidated
	Consolidated operating revenues	$4,373	$4,465	(2.1)
	Less: UAFC (i)	(25)	(106)	(76.4)
	Add: Mileage Plus adjustment	107	20	435.0

	Adjusted consolidated operating revenues	$4,455	$4,379	1.7

	Consolidated available seat miles	38,464	38,222	0.6
	Adjusted consolidated RASM (in cents)	11.58	11.46	1.0

[d]	Operating Margin (In millions)
	Consolidated operating loss	$(92)	$(171)	(46.2)
	Less: Income from special items	(22)	—	—

	Adjusted operating loss	$(114)	$(171)	(33.3)

	Consolidated operating revenues	$4,373	$4,465	(2.1)
	Operating margin (percent)	(2.1)	(3.8)	1.7 pt.
	Adjusted operating margin (percent)	(2.6)	(3.8)	1.2 pt.

[e]	Pre-tax income (loss) (In millions)
	Pre-tax income (loss)	$(236)	$22,628	—
	Less: Reorganization income, net	—	(22,934)	—

	Adjusted pre-tax loss	(236)	(306)	(22.9)
	Less: Income from special items	(22)	—	—
	Add: Credit facility amendment financing costs	23	—	—

	Adjusted pre-tax loss	$(235)	$(306)	(23.2)

[f]	Net income (loss) (In millions)
	Net income (loss)	$(152)	$22,628	—
	Adjusted for:
	Reorganization income, net	—	(22,934)	—
	Income from special items	(22)	—	—
	Credit facility amendment financing costs	23	—	—

	Adjusted net loss	$(151)	$(306)	(50.7)

CONSOLIDATED NOTES (UNAUDITED)

		Successor
		Three Months Ended March 31, 2007	Combined Periods Ended March 31, 2006	% Change
[g]	CASM (In millions)
	Mainline
	Consolidated operating expenses	$4,465	$4,636	(3.7)
	Less: Regional affiliates	(692)	(696)	(0.6)

	Mainline operating expenses	$3,773	$3,940	(4.2)

	Mainline available seat miles	34,535	34,488	0.1
	Mainline CASM (in cents)	10.93	11.42	(4.3)

	Mainline operating expenses	$3,773	$3,940	(4.2)
	Less: mainline fuel expense	(1,041)	(1,067)	(2.4)
	Less: cost of third party sales—UAFC (i)	(23)	(105)	(78.1)

	Adjusted mainline operating expense	$2,709	$2,768	(2.1)

	Adjusted mainline CASM (in cents)	7.84	8.03	(2.4)

	Mainline operating expenses excluding mainline fuel expense and UAFC	$2,709	$2,768	(2.1)
	Add: Income from special items	22	—	—

	Adjusted mainline operating expense	$2,731	$2,768	(1.3)

	Adjusted mainline CASM (in cents)	7.91	8.03	(1.5)

	Mainline operating expenses excluding mainline
	fuel expense, UAFC and special items	$2,731	$2,768	(1.3)
	Less: profit sharing programs	(58)	(9)	544.4

	Adjusted mainline operating expense	$2,673	$2,759	(3.1)

	Adjusted mainline CASM (in cents)	7.74	8.00	(3.3)

	Regional affiliates
	Regional affiliates operating expenses	$692	$696	(0.6)
	Less: fuel expense	(194)	(195)	(0.5)

	Adjusted Regional affiliates operating expense	$498	$501	(0.6)

	Regional affiliates available seat miles	3,929	3,734	5.2
	Adjusted Regional affiliates CASM (in cents)	12.67	13.41	(5.5)

	Consolidated
	Consolidated operating expenses	$4,465	$4,636	(3.7)
	Less: fuel expense & UAFC (i)	(1,258)	(1,367)	(8.0)

	Adjusted consolidated operating expenses	$3,207	$3,269	(1.9)

	Consolidated available seat miles	38,464	38,222	0.6
	Adjusted consolidated CASM (in cents)	8.34	8.55	(2.5)

	Consolidated operating expenses excluding fuel and UAFC	$3,207	$3,269	(1.9)
	Add: Income from special items	22	—	—

	Adjusted consolidated operating expenses	$3,229	$3,269	(1.2)

	Adjusted consolidated CASM (in cents)	8.39	8.55	(1.9)

	Consolidated operating expenses excluding fuel, UAFC
	and special items	$3,229	$3,269	(1.2)
	Less: profit sharing programs	(58)	(9)	544.4

	Adjusted consolidated operating expenses	$3,171	$3,260	(2.7)

	Adjusted consolidated CASM (in cents)	8.24	8.53	(3.4)

(h)	Operating expenses (In millions)
	Consolidated operating expenses	$4,465	$4,636	(3.7)
	Add: Income from special items	22	—	—

	Consolidated operating expenses excluding special items	$4,487	$4,636	(3.2)

(i)	UAFC's revenues and expenses are not derived from mainline jet operations. Therefore, UAL has excluded these revenues and expenses from the above reported GAAP financial measures. See Note 6, above, for more details.

CONSOLIDATED NOTES (UNAUDITED)

(10)	The table below sets forth the estimated exit-related and fresh-start reporting impacts on the Company's results of operations.

	2007 Increase (Decrease)
(In millions)	1Q Estimate
Revenue impact:
Mileage Plus revenue	$(107	) [a]

Operating expense impact:
Share-based compensation	15	[b]
Mileage Plus marketing expense	(11	) [a]
Postretirement welfare cost	14	[c]
Depreciation and amortization	19	[d]
Deferred gain	18	[e]

Total operating expense impact	55

Non-operating expense impact:
Non-cash and fresh-start interest expense	$6	[f]

[a]	In connection with its emergence from Chapter 11 protection effective February 1, 2006, the Company adopted fresh-start reporting. Accordingly, the Company elected to change its accounting policy from an incremental cost basis to a deferred revenue model to measure the obligation for the Mileage Plus Frequent Flyer program. Adjustments to the obligation are recorded to operating revenues. Historically, adjustments were based upon incremental costs and were recorded in both operating revenues and advertising expense.

The deferred revenue model is more volatile than the incremental cost basis. Because all miles are now accounted for under the deferred revenue model, the amount of revenue recognized is more sensitive to the number of miles earned and redeemed during the period than the incremental cost basis.

[b]	In accordance with the plan of reorganization, the Company implemented stock-based compensation plans for certain management employees and non-employee directors. The Company adopted SFAS 123R effective January 1, 2006 and recorded compensation expense for such plans.

[c]	In accordance with fresh-start reporting, the Company revalued its liabilities effective February 1, 2006 to fair value. As a result, all prior period service credits related to postretirement costs were eliminated.

[d]	In accordance with fresh-start reporting, the Company revalued its assets to fair value effective February 1, 2006. As a result, definite lived intangible asset values increased substantially which results in higher associated amortization expense. In addition, the value of the Company's operating property and equipment was significantly reduced which results in lower depreciation expense. The Company has estimated the net impact of changes in asset values at fresh-start on net depreciation and amortization.

[e]	In accordance with fresh-start reporting, the Company revalued its liabilities effective February 1, 2006 to fair value. As a result, all deferred gains on aircraft sale/leasebacks were eliminated.

[f]	As a result of fresh-start reporting, the Company recognizes certain non-cash interest expenses, including the amortization of mark-to-market discounts on all debt and capital leases.

CONSOLIDATED NOTES (UNAUDITED)

(11)	Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company’s consolidated financial statements for the periods prior to exit are not comparable to the statements presented after exit. Further, the Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. The Company also believes that adjusting for special items and the severance charge is useful to investors because they are non-recurring charges not indicative of the Company’s on-going performance. The forecasted amounts shown below were estimated based on actual results through March 31, 2007, and the Company’s forecast for the remaining nine months of 2007. The forecasted fuel amounts shown below were estimated based on a jet fuel price of $2.12 per gallon for the second quarter and the forward curve for the third and fourth quarters.

	Three Months Ending June 30,					Twelve Months Ending December 31,
Operating expense per ASM—CASM (cents)	2007 Low	Estimate High	2006 Actual	YOY % Change		2007 Low	Estimate High	2006 Actual	YOY % Change
Mainline operating expense	11.20	11.24	11.43	(2.0)	(1.7)	11.09	11.16	11.23	(1.2)	(0.6)
Less: fuel expense & cost of third party sales—UAFC	(3.45)	(3.45)	(3.73)	(7.5)	(7.5)	(3.40)	(3.40)	(3.61)	(5.8)	(5.8)

Mainline excluding fuel & UAFC	7.75	7.79	7.70	0.6	1.2	7.69	7.76	7.62	0.9	1.8

Add: income from special items	—	—	—	—	—	0.02	0.02	0.03	(33.3)	(33.3)
Less: severance charge	—	—	(0.06)	—	—	—	—	(0.02)	—	—

Mainline excluding fuel, UAFC, special items and severance charge	7.75	7.79	7.64	1.5	2.0	7.71	7.78	7.63	1.0	2.0

UAL CORPORATION AND SUBSIDIARY COMPANIES

Combined Successor and Predecessor Company Operating Statistics

(Mainline and Regional Affiliates (a))

	Successor
	Three Months Ended March 31, 2007	Combined Periods Ended March 31, 2006	% Change
Mainline revenue passengers (In thousands)	16,350	16,267	0.5

Revenue passenger miles—RPM (In millions)
Mainline	27,729	27,462	1.0
Regional affiliates	2,977	2,824	5.4
Consolidated	30,706	30,286	1.4

Available seat miles—ASM (In millions)
Mainline	34,535	34,488	0.1
Regional affiliates	3,929	3,734	5.2
Consolidated	38,464	38,222	0.6

Passenger load factor (percent)
Mainline	80.3	79.6	0.7 pt.
Regional affiliates	75.8	75.6	0.2 pt.
Consolidated	79.8	79.2	0.6 pt.

Consolidated operating breakeven passenger load factor (percent)	81.7	82.7	(1.0) pt.

Passenger revenue per passenger mile—Yield (cents) [See Note 9a]
Mainline adjusted	11.74	11.82	(0.7)
Mainline adjusted for Mileage Plus	12.06	11.88	1.5
Regional affiliates	22.67	23.70	(4.3)
Consolidated adjusted	12.80	12.93	(1.0)
Consolidated adjusted for Mileage Plus	13.14	12.99	1.2

Passenger revenue per available seat mile—PRASM (cents) [See Note 9b]
Mainline	9.45	9.44	0.1
Mainline adjusted for Mileage Plus	9.71	9.49	2.3
Regional affiliates	17.18	17.93	(4.2)
Regional Affiliates adjusted for Mileage Plus (b)	17.61	18.00	(2.2)
Consolidated	10.24	10.27	(0.3)
Consolidated adjusted for Mileage Plus	10.52	10.32	1.9

Operating revenue per available seat mile—RASM (cents) [See Note 9c]
Mainline	10.71	11.01	(2.7)
Mainline excluding UAFC	10.64	10.70	(0.6)
Mainline adjusted for UAFC and Mileage Plus	10.90	10.75	1.4
Regional affiliates	17.18	17.93	(4.2)
Regional Affiliates adjusted for Mileage Plus (b)	17.61	18.00	(2.2)
Consolidated	11.37	11.68	(2.7)
Consolidated adjusted for UAFC and Mileage Plus	11.58	11.46	1.0

Operating expense per available seat mile—CASM (cents) [See Note 9g]
Mainline	10.93	11.42	(4.3)
Mainline excluding fuel and cost of third party sales—UAFC	7.84	8.03	(2.4)
Mainline excluding fuel, UAFC and special items	7.91	8.03	(1.5)
Mainline excluding fuel, UAFC, special items and profit sharing programs	7.74	8.00	(3.3)
Regional affiliates	17.61	18.64	(5.5)
Regional affiliates excluding fuel	12.67	13.41	(5.5)
Consolidated	11.61	12.13	(4.3)
Consolidated excluding fuel and cost of third party sales—UAFC	8.34	8.55	(2.5)
Consolidated excluding fuel, UAFC and special items	8.39	8.55	(1.9)
Consolidated excluding fuel, UAFC, special items and profit sharing programs	8.24	8.53	(3.4)

Mainline unit loss (cents) (c)	(0.22)	(0.41)	(46.3)
Mainline unit earnings excluding fuel and UAFC (cents) (c)	2.80	2.67	4.9
Mainline unit earnings excluding fuel, UAFC and special items (cents) (c)	2.73	2.67	2.2

Number of aircraft in operating fleet at end of period
Mainline	460	460	—
Regional affiliates	289	300	(3.7)
Consolidated	749	760	(1.4)

Other Mainline Statistics
Mainline average price per gallon of jet fuel (cents)	188.9	194.6	(2.9)
Average full-time equivalent employees (thousands)	51.5	53.6	(3.9)
Mainline ASMs per equivalent employee—productivity (thousands)	671	643	4.4
Average stage length (in miles)	1,359	1,360	(0.1)
Fleet utilization (in hours and minutes)	10:59	10:54	0.8

(a)	Mainline includes United Air Lines, Inc. scheduled and chartered jet operations. Regional Affiliates include operations from regional carriers with whom the Company has entered into capacity purchase agreements to provide jet and turboprop operations branded as United Express.

(b)	See Note 9b. The Regional Affiliate PRASM and RASM with the Mileage Plus adjustment are the same as all Regional Affiliate revenues are passenger revenues.

(c)	Unit earnings (loss) is calculated as RASM minus CASM.